Exhibit 10.1

ADVISORY SERVICES AGREEMENT

This ADVISORY SERVICES AGREEMENT (this “Agreement”) is made and entered into effective September 1, 2005 by and between Fairways Equities, LLC (“Fairways” or the “Advisor”) a Texas LLC and CRESA Capital Markets Group, LP (the “Company”), and Ascendant Solutions, Inc. (“Ascendant”), to be effective upon the (the “Effective Date”) even date herewith.
Recitals

A.	The Company desires to avail itself of the experience, sources of information, advice, assistance, and certain facilities and/or personnel of, or available to, Fairways.

B.	Fairways is willing to make available to the Company such experience, sources of information, advice, assistance, and certain facilities.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the parties hereto agree as follows:

1.
Advisory Services. Upon request of the Company, Fairways hereby agrees to render, through one or more of its employees, affiliates, directors or contractors, advisory services to the Company concerning financial, accounting, corporate development, marketing, acquisition, strategic planning and general managerial matters of the Company or its affiliates, as well as investment banking and similar services contemplated under the Co-marketing and Licensing Agreement dated 10/23/2002 between Company and CRESA Partners, including by the way of example and not in limitation of the generality of the foregoing, (a) assistance and advice with respect to planning, analyzing and forecasting long-term financial outlook and needs, (b) assistance and advice with respect to locating, arranging, negotiating, analyzing, and obtaining debt and equity resources, (c) assistance and advice regarding all types of contracts proposed to be entered into, (e) assistance and advice with respect to formulating and implementing sales, marketing, advertising, and promotional programs, (f) assistance and advice with respect to locating, negotiating, analyzing, and closing capital markets advisory services transactions and (g) the rendering of general management consultation and business advice (collectively, the “Advisory Services”) and the Company agrees to utilize the Advisory Services of Fairways on the terms and conditions contained herein. Fairways shall have the sole discretion and flexibility to choose which of its employees will render Advisory Services and when, subject to any reasonable request of the Company, such Advisory Services will be rendered.

2.	Term of Agreement. This Agreement shall commence on the Effective Date and shall automatically terminate upon the parties hereto mutual agreement in writing to terminate this Agreement.
Upon termination of this Agreement, any obligations of the Company or Fairways hereunder shall cease, except for any obligations of the Company to pay to Fairways any accrued but unpaid compensation payable under this Agreement.

3.
Compensation. As compensation for all of the Advisory Services of Fairways rendered hereunder, the Company shall, beginning September 1, 2005, pay to Fairways a management fee of 25% of net revenues (defined as gross revenues less any revenue sharing fees). This fee shall be paid within 10 days of collection of the gross fee by Company. The Company shall review such fee annually on or prior to the anniversary of this Agreement for consideration of reasonable adjustments, which adjustments shall not be unreasonably withheld.

The Company shall also pay 40% of net revenues to Fairways as compensation to the principals working on the transaction that generated the revenue. Fairways shall be responsible for allocation of this amount for individuals.

Notwithstanding the preceding two paragraphs, the Company shall repay all outstanding advances from affiliates prior to the payment of any management fees or other compensation fees to Fairways.

4.
Obligations Assumed by Fairways. In providing the Advisory Services contemplated herein, Fairways agrees that it will assume the obligation of all overhead expenses of the Company in exchange for the compensation outlined in #3 above, including but not limited to, (a) payroll and related employee benefit costs (b) marketing (c) travel and entertainment (d) rent and occupancy related costs (e) computer costs and (f) other costs necessary to execute the Company’s business.

5.
Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, overnight courier or by facsimile as follows:

a.	If to the Company, to:
CRESA Capital Markets Group, LP
16250 Dallas Parkway, Suite 101
Dallas, Texas 75248
Attn: Cathy Sweeney
Facsimile Number: 972-250-1734
Telephone Number: 972-250-1645

b.	If to Fairways Equities, LLC, to:
Jim Leslie
Fairways Equities LLC
16250 Dallas Parkway, Suite 101
Dallas, TX 75248
Facsimile Number: 972-250-1734
Telephone Number: 972-250-1618

c.	If to Ascendant:
David Bowe
Ascendant Solutions, Inc.
16250 Dallas Parkway, Suite 205
Dallas, Texas 75248
Facsimile Number: 972-250-0934
Telephone Number: 972-250-0945

Any party may change its address for receiving notice by written notice given to the others named above.

6.
Other Business Activities. The Company understands that Fairways will perform for other entities advisory services similar to the Advisory Services performed hereunder. Nothing in this Agreement shall restrict or limit the right of Fairways, the Company, or their respective affiliates or associates to engage in whatever activities they choose, provided that such activities are not competitive with matters covered by this Agreement, and none of them shall, as a result of this Agreement, incur any obligation to offer any interest in such activities to any party hereto.

7.	Binding Effect. This Agreement shall be binding upon Fairways and the Company and their respective successors, assigns, and representatives.

8.
Assignment. Neither this Agreement nor the rights and obligations hereunder may be assigned by operation of law or otherwise without the express consent of the other party (which consent may be granted or withheld in the sole and absolute discretion of such other party).

9.
Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed entirely within that state. Any action or proceeding under or in connection with this Agreement shall be brought in any state or federal court in Dallas County, Texas. The Company hereby irrevocably (i) submits to the exclusive jurisdiction of such courts, and (ii) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum.

10.
Severability. In any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

11.
Counterparts. This Agreement may be executed in a number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

12.
Amendment. Neither this Agreement nor the rights and obligations hereunder may be assigned by operation of law or otherwise without the express written consent of the nonassigning party (which consent may be granted or withheld in the sole and absolute discretion of such party).

13.
Entire Agreement. This Agreement and any other agreements delivered pursuant hereto or thereto constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede all other agreements and understandings among the parties, both written and oral.

14.
Headings. The various titles or the paragraphs, captions, headings, and arrangements herein are used solely for convenience, shall not be used for interpreting or construing any word, clause, paragraph, or subparagraph of this Agreement, and do not in any way affect, limit, amplify, or modify the terms hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Fairways Equities, LLC
By:	/s/ Jim Leslie
Jim Leslie

CRESA Capital Markets Group, LP
By:	/s/ Cathy Sweeney
Cathy Sweeney

Ascendant Solutions, Inc.
By:	/s/ David E. Bowe
David E. Bowe